Exhibit 10.28

Description of Certain Information Regarding Employment and Compensation Arrangements

with Certain Executive Officers

The description below contains only certain information regarding employment and compensation arrangements with certain executive officers of Sunterra Corporation. It does not contain a complete description. Additional information can be found in our proxy statements, reports, and other exhibits filed by us with the Securities and Exchange Commission.

Nicholas J. Benson

On November 19, 2001, Sunterra Corporation (“we”) entered into an amended and restated employment agreement with Nicholas J. Benson, our President and Chief Executive Officer. The employment agreement provided for an initial term of three years, and in November 2004, the agreement was orally modified to provide for the initial term to end on November 19, 2005. After the initial term, the employment term extends for consecutive periods of one year if we and Mr. Benson agree to each such extension.

The employment agreement provides for a salary of $450,000 annually, which was increased by oral modification in November 2004 to $750,000, effective January 1, 2004. Under the agreement, Mr. Benson is also eligible to receive an annual cash bonus amount of up to $550,000, which was increased by oral modification in November 2004, to $780,000, based on the attainment of quantitative performance goals agreed upon annually by our compensation committee and Mr. Benson.

Pursuant to the employment agreement, we provide the following benefits to Mr. Benson: (i) reimbursement of temporary housing expenses for Mr. Benson and his family of up to $4,000 per month, plus payments to make Mr. Benson whole with respect to related income taxes, if applicable (this benefit was terminated in 2004 by oral modification); (ii) reimbursement of reasonable costs for travel by Mr. Benson between England and our executive offices, plus payments to make Mr. Benson whole with respect to related income taxes, if applicable; (iii) reimbursement of round-trip economy class travel between England and the United States twice per calendar year for Mr. Benson’s family, plus payments to make Mr. Benson whole with respect to related income taxes, if applicable (this benefit was terminated in 2004 by oral modification); (iv) an automobile in the United Kingdom and in the United States for employment and personal use, as well as reimbursement of reasonable related expenses, (v) pension contributions in an amount equal to 7% of Mr. Benson’s salary and guaranteed bonus (which, pursuant to Mr. Benson’s original employment agreement, was $150,000); (vi) reimbursement of tax return preparation costs up to $5,000 per year; and (vii) tax “gross-up” payments to mitigate any excise tax imposed on Mr. Benson under Section 4999 of the Internal Revenue Code of 1986 (or to any similar tax imposed by state or local law), and any penalties and interest with respect to such tax, in connection with a change of control of Sunterra Corporation within the meaning of Section 280G of the Code. The employment agreement also permits Mr. Benson to participate in all other employee benefit plans and programs made available generally to our employees, including health, insurance, retirement and other benefit plans and programs.

Steven E. West

On September 5, 2002, we entered into an employment agreement with Steven E. West, our Executive Vice President and Chief Financial Officer. Mr. West’s employment may be terminated by us or Mr. West at any time.

The employment agreement provides for a salary of $230,000 annually, which has been increased over the years and most recently was increased by oral modification to $375,000, effective January 1, 2004 and to $400,000, effective January 1, 2005. Under the employment agreement, this salary may be reviewed annually by our Chief Executive Officer and may be increased from the foregoing amount. Also under the employment agreement, Mr. West is eligible to receive an annual cash bonus amount of up to $125,000, which has been increased over the years and most recently was increased by oral modification to $175,000, effective January 1, 2004, and to $267,000 effective, January 1, 2005, based on the satisfaction of certain performance goals established by us annually, in consultation with Mr. West.

David Lucas

On May 24, 2005, we entered into an employment agreement with David Lucas, our Executive Vice President and Chief Marketing Officer. Mr. Lucas’ employment is terminable by us or Mr. Lucas at any time.

The employment agreement provides for a salary of $350,000 annually. Under the employment agreement, Mr. Lucas is also eligible to receive an annual cash bonus amount of up to 100% of his salary, to be awarded in our discretion. He also will be eligible to receive a pro-rata bonus in an amount up to $87,500 for the period between his commencement date and September 30, 2005 plus an additional $50,000, of which both pro-rata bonus and the $50,000 additional bonus are guaranteed.

In addition, subject to final ratification of the restricted stock grants by our Board of Directors, Mr. Lucas will be granted a minimum of 20,000 shares of restricted stock pursuant to the Sunterra Corporation 2005 Incentive Plan. The restricted stock will be subject to a four-year vesting under which Mr. Lucas will receive 25% on the date of the grant and will vest 25% each year on the first, second and third anniversaries of the date of grant. We will also pay or reimburse certain relocation and temporary housing expenses, as defined in the agreement.

Andrew Gennuso

On May 21, 2001, we entered into an employment agreement with Andrew Gennuso, our Senior Vice President of Sunterra Corporation and President of Resort Marketing International, Inc. The employment agreement provided for an initial term ending on May 31, 2002. After the initial term, the employment term automatically extends for consecutive periods of one year unless either party gives notice of its intent to cancel the automatic extension.

The employment agreement provides for a salary of $350,000 annually, which may be reviewed annually by our Chief Executive Officer and may be increased from the foregoing amount. Under the employment agreement, Mr. Gennuso is also eligible to receive an annual cash bonus amount of up to $350,000, based on the satisfaction of certain performance goals to be established by us, in consultation with Mr. Gennuso.

David R. Harris

In February 2004, we entered into an employment agreement with David R. Harris, our Managing Director of Sunterra Europe. Mr. Harris’s employment is terminable by us or Mr. Harris at any time, provided proper notice is given.

The employment agreement provides for a salary of £200,000 annually, which was increased by oral modification to £210,000, effective January 1, 2005. Under the employment agreement, Mr. Harris is also eligible to receive an annual cash bonus amount of up to £100,000 per year, which was increased by oral modification to £125,000, effective January 1, 2005, at our discretion, which will take into account Sunterra Europe’s performance against target and Mr. Harris’ personal performance.

Frederick C. Bauman

On January 26, 2003, we entered into an employment agreement with Frederick C. Bauman, our Vice President, General Counsel and Secretary. Mr. Bauman’s employment is terminable by us or Mr. Bauman at any time.

The employment agreement provides for a salary of $175,000 annually, which was increased by oral modification to $250,000, effective January 1, 2004, and to $262,500, effective January 1, 2005. Under the employment agreement, Mr. Bauman is also eligible to receive an annual cash bonus amount of up to 25% of his salary, which was increased to up to 30% of his salary, effective January 1, 2004, to be awarded in our discretion.

Robert A. Krawczyk

On June 25, 2004, we hired Robert A. Krawczyk as our Vice President and Corporate Controller. Effective May 6, 2005, Mr. Krawczyk is also our Chief Accounting Officer. Mr. Krawczyk’s employment is terminable by us or Mr. Krawczyk at any time.

The terms of Mr. Krawczyk’s employment with Sunterra Corporation are outlined in a letter dated June 25, 2004 and include a base salary of $200,000 per year, an annual discretionary bonus of up to 20% of such base salary, an option to purchase 40,000 shares of Sunterra common stock pursuant to the Company’s 2002 Stock Option Plan and eligibility in all of Sunterra Corporation’s other employee benefit programs.